Exhibit 99.1

NORWOOD FINANCIAL CORP

ANNOUNCES CASH DIVIDEND

HONESDALE, PENNSYLVANIA – MARCH 11, 2021

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ Global Market—NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $0.26 per share quarterly cash dividend payable May 3, 2021, to shareholders of record as of April 15, 2021. The $0.26 per share represents an increase of 4.0% over the cash dividend declared in the first quarter of 2020.

Mr. Critelli commented, “The Board is extremely pleased to provide our stockholders with this quarterly cash dividend. It reflects the Company’s financial strength and strong capital position which has contributed to our solid performance.”

Norwood Financial Corp, through its subsidiary, Wayne Bank operates fourteen offices in Northeastern Pennsylvania and sixteen offices in Delaware, Sullivan, Ontario, Otsego and Yates Counties, New York. As of December 31, 2020, the Company had total assets of $1.852 billion, loans outstanding of $1.411 billion, total deposits of $1.535 billion and total stockholders’ equity of $194.8 million. The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements. The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of risks and uncertainties which may cause actual results to differ materially from those currently anticipated, and therefore readers should not place undue reliance on any forward looking statements. Those risks and uncertainties include, but are not limited to, our ability to pay or increase cash dividends in the future, the continued financial strength, solid performance and strong capital position of the Company, changes in federal and state laws, changes in the absolute and relative levels of interest rates, the potential adverse impact the COVID-19 pandemic may have on Norwood’s financial condition and results of operations, the ability to control costs and expenses, demand for real estate, costs associated with cybercrime, general economic conditions and the effectiveness of governmental responses thereto. Norwood Financial Corp does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	William Lance
Executive Vice President and Chief Financial Officer
NORWOOD FINANCIAL CORP
(570) 253-8505
www.waynebank.com